Exhibit 10.17

WATTS WATER TECHNOLOGIES, INC.

Non-Employee Director Compensation

The annual compensation payable by Watts Water Technologies, Inc. to non-employee Directors as determined by the Board of Directors of the Corporation on December 14, 2009 and effective as of January 1, 2010 is as follows:

•                  $60,000 annual retainer;

•                  Annual grant of restricted stock under the Corporation’s 2004 Stock Incentive Plan with a fair market value on the date of grant equal to $60,000 and which shall vest in full on the first anniversary of the date of grant and shall be subject to such other terms and conditions as shall be determined by the Board;

•                  The Chairman of the Board shall receive an additional annual retainer of $20,000;

•                  The Chairman of the Audit Committee shall receive an additional annual retainer of $15,000;

•                  The Chairman of the Compensation Committee shall receive an additional annual retainer of $10,000;

•                  The Chairman of the and the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000; and

•                  There shall be no additional compensation paid for participation in Board or committee meetings.